EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
iPass Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-107315, 333-118295, 333-130064, 333-131879, 333-165683, 333-172603, 333-179972, 333-187312, and 333-194487) on Form S-8 of iPass Inc. of our report dated March 13, 2015, with respect to the consolidated balance sheet of iPass Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2014, and the related financial statement schedule, which report appears in the December 31, 2015 annual report on Form 10-K of iPass Inc.

/s/ KPMG LLP

Santa Clara, California
March 11,2016